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                                                                   EXHIBIT 10.19

February 15, 2000

Mark S. Rhoads
797 N. St. Augustine Road
Chesapeake City, MD 21915

Dear Mark:

We're very pleased to offer you employment as the President and CEO of P.E.T.Net Pharmaceutical Services. In this position, you will report to the Board of Directors of P.E.T.Net, and work closely with other P.E.T.Net and CTI employees.

As you know, P.E.T.Net is the only commercial company that manufactures and distributes PET radiopharmaceuticals through a nationwide network of PET Manufacturing Distribution Centers (PMDC). We believe you have the background and skills to make a significant contribution to our long-term success, and that you will play an important role in helping P.E.T.Net achieve our goals and objectives. We also believe that P.E.T.Net provides a unique environment and career challenges that will stimulate your continued personal and professional development.

We are offering you a comprehensive compensation package which includes the following elements:

- Base salary of $175,000 a year, paid every two weeks. Your salary will be reviewed annually by the Board of Directors of P.E.T.Net.

- A professional expense and car allowance of $8,000 per year, paid every two weeks.

- Participation in the executive incentive pay program. Basically, you can earn up to 120% of your base salary in incentive pay compensation. For a "normal" year, e.g. one in which we make plan, you could earn a cash bonus of 40% of base pay for the year. For a "very good" year, you could earn up to an additional 40% of base pay with 50% of the amount in cash and 50% in stock options. For an "outstanding" year, you could earn up to an additional 40% of base pay all of which would be in stock options. The number of shares in the options would be determined from the dollar amount of the applicable bonus and the FMV of the stock at the time of the award. The parameters defining a normal, very good, and outstanding year will be defined at the beginning of the year by the Officer Compensation Committee of the Board. Since our fiscal year began in October, this fiscal year you would earn a 40% cash bonus if we make plan. Since you did not participate in the plan development, we would guarantee a minimum cash bonus of 40% this year. The Officer Compensation Committee will determine any awards beyond this amount.


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-        An Incentive Stock Option grant of 800,000 P.E.T.Net shares at today's
         FMV of $2.25 per share. These 800,000 shares would be 4.6% of the current outstanding P.E.T.Net shares. Twenty percent of the options would vest on your start date and 20% would vest on each anniversary of your start date. Obviously, the potential for significant returns from the growth in value of P.E.T.Net is very high, and you will be a major contributor to making that happen.

- An excellent Fringe Benefits Program, which includes a medical and dental plan, life insurance, and a 401(k) Plan. The P.E.T.Net Benefits Program provides a number of individual options, including the opportunity to achieve tax savings through Flexible Spending and Dependent Care Accounts. Our benefits are explained in more detail in the attachment. We have provided some additional information that will help to quantify the value of your personal P.E.T.Net benefits package.

-        Three weeks of vacation per year and ten paid holidays.

- A relocation package which includes the relocation of your household goods with our current carrier, QuickWay Transportation, temporary housing for up to 90 days with Corporate Quarters, duplicate housing costs and a relocation allowance of $25,000. The duplicate housing costs payment, not to exceed $3,000 per month, will be provided after you move from Corporate Quarters until your present home is sold for up to 12 months. The relocation allowance is provided to cover transition expenses such as current home sale costs, new home closing costs, final moving trip expenses, miscellaneous items such as car tags and cable/phone connections, and IRS taxes on the allowance amount.

This offer is contingent on your ability to pass a physical examination and drug screening test administered by a licensed physician designated by and compensated by P.E.T.Net. This offer is also contingent on your agreement to P.E.T.Net's "Guidelines for Protection of Confidential and Proprietary Information," which are attached. You should sign and return these guidelines to us with the signed copy of the offer letter.

In the event that, P.E.T.Net terminates your employment for any reason other than Cause or Disability, then you shall be entitled to receive the following payment:

P.E.T.Net shall pay you following the date of your employment termination and over the succeeding (6) six months, in accordance with standard payroll procedures, an amount equal to six (6) months of your Base Compensation in effect on the date of the employment termination.

P.E.T.Net may terminate your employment for "Cause." "Cause" will exist in the event you are convicted of a felony, or in carrying out your duties, you are guilty of gross negligence or gross misconduct resulting, in either case in material harm to P.E.T.Net. In the event your employment is terminated for Cause, you will be entitled to any unpaid salary through the date of termination due you, and you will be entitled to no other compensation hereunder from P.E.T.Net and your deferred compensation will be forfeited.


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We want you to know how much we hope that you decide to join us. If you have any questions or we can assist you in any way, please let us know.

Regards,



         /s/ Terry Douglass                       /s/ James K. Milam
-------------------------------------     -------------------------------------
Terry Douglass                            James K. Milam
President & CEO                           Human Resources Director

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with P.E.T.Net and that there are no other terms expressed or implied



        /s/ Mark Rhoads                   Date:  February 21, 2000
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Mark Rhoads